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                                                                   Exhibit 10.17

                       AMENDMENT NO. 1 TO LEASE AGREEMENT

     AGREEMENT, made as of October 1, 1997, between ND PROPERTIES, INC. ("Landlord") and NETWORK MANAGEMENT SERVICES, INC. ("Tenant").

     A. Landlord and Tenant entered into a written Lease Agreement dated March 12, 1997 ("Initial Lease"), relating to the premises ("Initial Premises") consisting of approximately 1,390 rentable square feet on the seventh floor of the building commonly known as 5500 Wayzata Boulevard, Golden Valley, Minnesota (the "Project").

     B. The Initial Lease has not previously been amended or modified.

     C. Landlord and Tenant desire to include additional space in the Project on a temporary basis and to amend the Lease as provided in this Amendment.

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are expressly acknowledged, Landlord and Tenant agree as follows:

     1. Effect. The Lease is hereby amended to the extent necessary to give effect to this Amendment, and the terms of this Amendment shall supersede any contrary terms in the Lease. All references in the Lease to "this Lease" shall be deemed to refer to the Lease as amended by this Amendment. In all other respects, the terms and conditions of the Lease shall remain unmodified and in effect. Unless otherwise defined herein, capitalized terms shall have the same meaning as provided in the Lease.

     2. Temporary Space. Effective on October 6, 1997 ("Effective Date"), Tenant accepts and leases from Landlord approximately 2,783 rentable square feet on the ninth floor of the Project as shown on the attached Exhibit 1 ("Temporary Space"). The Temporary Space shall be added to and become part of the Premises on all of the terms and conditions of the Lease, except that:

     A. The Temporary Space shall be added to the Premises for a limited term ("Temporary Space Term") beginning on the Effective Date and ending on the earlier of: (1) termination of the Temporary Space Term by either party, for any reason, upon ten (10) days advance written notice to the other party; or (2) the expiration or termination of the Term of the Lease. Landlord shall not be liable nor shall the Lease be impaired by any delay or inability to deliver possession of the Temporary Space for any reason whatsoever; provided, that all Rent for the Temporary Space shall be abated until Landlord delivers possession of such space to Tenant.

     B. During the Temporary Space Term, Tenant shall pay Rent for the Temporary Space as follows: (1) Base Rent at an annual rate of $15.00 per rentable square foot, payable in advance in equal monthly installments of $3,478.75, and (2) Operating Cost Rent at the same rate per rentable square foot as payable for the Initial Premises and subject to the same adjustments as provided in the Lease. Rent for the Temporary Space
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     shall be payable in advance on the Effective Date and on the first day of each month thereafter during, the Temporary Space Term. Rent for any partial month shall be prorated.

     C. Tenant acknowledges that it has inspected the Temporary Space and agrees to accept the Temporary Space on an "as is" basis, with no obligation of Landlord to do or pay for any work or plans relating to the Temporary Space.

     D. Upon the expiration or termination of the Temporary Space Term, Tenant shall completely vacate and surrender possession of the Temporary Space to Landlord in as good condition as when Tenant took possession, ordinary wear and tear excepted. The expiration or termination of the Temporary Space Term shall not terminate or modify the Term of the Lease with respect to the remaining Premises. If Tenant holds over in the Temporary Space after the termination or expiration of the Temporary Space Term, in addition to Landlord's other rights and remedies under the law and the Lease and in addition to payment of Rent for the Initial Premises: (1) Tenant shall pay holdover rent for the Temporary Space at one hundred fifty percent (150%) of the rate for Base Rent and Operating Cost Rent payable by Tenant for such space pursuant to Section 2B of this Amendment, computed on a daily basis for each day Tenant remains in possession of the Temporary Space; and
     (2) Landlord shall immediately be entitled to lawfully retake possession of the Temporary Space and to recover from Tenant all costs, reasonable attorneys fees and damages sustained by Landlord as a result of such holding over by Tenant.

     E. Upon reasonable prior notice to Tenant, Landlord reserves the right to inspect and show the Temporary Space to prospective tenants. Within ten
     (10) days after written request by Landlord from time to time, Tenant shall execute a written confirmation concerning the term, rent, size, location, or any other matter relating to the Temporary Space.

     F. At any time during the Temporary Space Term, Landlord may relocate the Temporary Space to another area in the Project ("substituted space") upon ten (10) days prior written notice; provided, that (1) the substituted space shall be substantially similar to the Temporary Space in area, condition and suitability for Tenant's use; and (2) Landlord shall pay the reasonable out-of-pocket costs of moving Tenant's property and equipment to the substituted space. If Landlord exercises such relocation right, the substituted space shall thereafter be deemed to be the Temporary Space for all purposes.

     3. Brokers. Landlord and Tenant each represents that it has not engaged or dealt with any real estate broker, agent or finder with respect to this Amendment, except for C.B. Commercial Real Estate Group, Inc., formerly known as Koll Management Services, Inc. (whose commission, if any, shall be paid by Landlord pursuant to a separate written agreement). Landlord and Tenant shall indemnify and hold each other harmless from all claims, liability or

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expense (including reasonable attorneys fees) in connection with any claim for broker's, finder's or other fees or commissions as a result of such party's actions or alleged actions.

     4. Tenant's Representations. Tenant hereby represents to Landlord that there has been no assignment of the Lease and no sublease of all or any portion of the Premises, there are no existing defenses or offsets which Tenant has against enforcement of the Lease, and Landlord and Tenant are not in default under the Lease.

     5. Entire Agreement. The Lease, including, without limitation, this Amendment and all exhibits which are attached hereto and hereby incorporated by reference, constitutes the entire agreement between Landlord and Tenant with respect to the subject matter hereof. Tenant acknowledges that it has not been induced to enter into this Amendment by any agreements or representations which are not set forth in this Amendment. This Amendment shall not be effective until execution and delivery by both Landlord and Tenant.

     By signing this Amendment, the parties agree to the above terms.

LANDLORD:                                   TENANT:

ND PROPERTIES, INC.                         NETWORK MANAGEMENT SERVICES, INC.


By        /s/ Mark J. Wood                  By     /s/ Scott P. Halstead
     -------------------------------             ----------------------------
Name:         Mark J. Wood                  Name:      Scott P. Halstead
     -------------------------------             ----------------------------
Title:        Asst. Sec.                    Title: Chief Financial Officer
     -------------------------------             ----------------------------

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